White Mountain Signs Letter of Intent for Cerro Blanco Desalination Plant

SANTIAGO, Chile, August 19, 2015 - White Mountain Titanium Corporation ("White Mountain" or the "Company") (OTCQB Markets: WMTM) is pleased to announce the signing of a letter of intent (the “LOI”) with Nexo Capital Partners, LLC (“NEXO”) to fund, construct and manage a desalination plant which forms part of White Mountain’s Cerro Blanco mining project in Chile. NEXO is a US private equity firm which specializes in the business development of new technologies through strategic project acquisition and technology-implementation opportunities. NEXO proposes to use the services of an innovative US water technology company based out of Boston, MA. By incorporating the proven water technology of the Boston-based company into the desalination design at Cerro Blanco, the parties intend to significantly increase the fresh water recovery over that achievable through reverse osmosis alone.

The parties are meeting this week in Santiago and at the Cerro Blanco project site to review engineering, technology, cost and environmental permit data and reports; tour both existing and planned facilities and infrastructure at the project site; and explore options on how best to structure a corporate and working relationship to share the desalination plant.

The nonbinding and non-exclusive LOI anticipates that the desalination plant, together with inflow and outflow seawater piping, would be constructed at no cost to White Mountain. The Company would contribute the land, right of ways and environmental permit to construct the project and NEXO would provide the funding. It is further anticipated that prior to construction of the Cerro Blanco mining project, any water produced from the desalination plant would be sold to third parties in the Huasco Valley region and that excess water, if any, from the amount ultimately required by the mine would continue to be sold to third parties after construction of the mine.

The parties intend to create either a contractual, joint venture, or other suitable relationship by which they could fund, construct, and operate the plant and market the water produced from the facility. Subject to negotiation and mutual agreement, specific terms of the relationship and the duties and obligations of the parties would be set forth in a definitive agreement.

The non-exclusive LOI expires on the earlier of October 31, 2015, or upon execution of a definitive agreement, if the parties can reach mutually agreeable terms. NEXO has agreed to advance and pay up to one-half of the legal costs of White Mountain in connection with the preparation of the definitive agreement.

Commenting on the LOI, Michael Kurtanjek, President and Chief Operating Officer of White Mountain, said, “In keeping with our commitment to advance the Cerro Blanco mine project to a final engineering stage as quickly as possible, the early construction of the associated desalination plant has always been a top priority. We look forward to our meetings with NEXO, who could bring not only the necessary finance to construct the desalination plant but also the technology which could significantly increase fresh water recoveries and the Company’s return on investment.”

About White Mountain Titanium Corporation

The Company holds mining concessions on the Cerro Blanco property currently consisting of 41 registered mining exploitation concessions and 34 mining exploration concessions in the process of being constituted, over approximately 17,041 hectares located approximately 39 kilometres west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. In May 2015, the Company received full environmental approval for its Cerro Blanco project. The Company's principal objectives are to develop its desalination plant and to advance the Cerro Blanco project towards a bankable engineering study and secure funding or other arrangements to place the project into production, if ultimately warranted. It would be the intention to sell the rutile concentrate to titanium metal and pigment producers. Work also continues to investigate the commercial viability of producing a feldspar co-product. The feldspar could find applications in the glass and ceramics industries.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the Company’s periodic and other reports filed with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.

Contact:

White Mountain Titanium Corporation

Howard Crosby , Senior V-P Investor	Michael P. Kurtanjek, President & COO
Relations
(509) 526 - 3491	011 562 2657 1800
SOURCE White Mountain Titanium Corporation